Exhibit 5.1

7800 Rancharrah Parkway
Reno, NV 89511
PH (775) 788-2200 | FX (775) 786-1177
fennemorecraig.com

October 8, 2024

Kintara Therapeutics, Inc.

9920 Pacific Heights Blvd., Suite 150

San Diego, CA 92121

Re:	Securities Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Nevada counsel for Kintara Therapeutics, Inc., a Nevada corporation (the “Company”), in connection in connection with issuance of up to 54,426,010 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) as provided in the Registration Statement on Form S-4, No. 333-279368, as amended (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Act”), which was declared effective on August 13, 2024, to be issued pursuant to the terms of the Merger Agreement, as hereinafter defined, upon completion of the Merger, as defined in the Merger Agreement.

In rendering the opinions set forth herein, we have reviewed the following:

1.	The Agreement and Plan of Merger dated April 2, 2024 among the Company, Kayak Mergeco, Inc., and TuHURA Biosciences, Inc. (the “Merger Agreement”).

2.	The Registration Statement and the Prospectus included therein;

3.	The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

4.	The Amended and Restated Bylaws of the Company, as certified by an officer of the Company as of the date hereof; and

5.

Resolutions of the Board of Directors of the Company, adopted by the Board of Directors of the Company on April 2, 2024 relating to the authorization of the Merger Agreement, and the issuance of the Shares, as certified by an officer of the Company as of the date hereof.

We have examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have relied upon the certificates of all public and corporate officials with respect to the accuracy of all matters contained therein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all

October 8, 2024

documents submitted to us. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the documents listed above. For purposes of the opinion set forth below and the number of Shares to be issued, we have assumed that the Company has completed a reverse stock split (the “Reverse Split”) of issued and outstanding capital stock of 1-for-35 prior to the Effective Time (as defined in the Merger Agreement). We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, common stock as is necessary to provide for the issuance of the Shares after giving effect to the Reverse Split.

Based upon the foregoing, and subject to the limitations, exceptions and exclusions set forth herein, it is our opinion that issuance of the Shares has been duly authorized by the Company and, when issued pursuant to the Merger Agreement upon completion of the Merger, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Shares. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.

CDOL/cete